UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2011

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	333-172205	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 2, 2011, American Realty Capital Properties, Inc. (the “Company”) issued a press release announcing the closing of its previously announced underwritten public offering of 1,500,000 shares of the Company’s common stock, par value $0.01 per share at a price of $10.50 per share (before underwriting discounts and commissions).

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) and Maxim Group LLC, acted as the representatives of the underwriters and the joint book-running managers of the offering. National Securities Corporation and Aegis Capital Corp. acted as co-managing underwriters for the offering.

The Company has also granted the underwriters a 30-day option to purchase up to an additional 225,000 shares of common stock at the initial offering price, less underwriting discounts and commissions. The net proceeds to the Company from the offering were approximately $14.4 million, after deducting underwriting discounts and commissions and offering expenses payable by the Company, assuming no exercise by the underwriters of their option to purchase additional shares of common stock.

On November 2, 2011, the representatives of the underwriters delivered a notice to the Company indicating that the underwriters were exercising their option to purchase 75,000 shares of common stock to be sold and issued on November 7, 2011.  The net proceeds to the Company from the exercise of such over-allotment option are expected to be approximately $0.7 million, after deducting underwriting discounts and commissions.

Item 9.01. Financial Statements and Exhibits

(d)      Exhibits:

99.1	Press release of American Realty Capital Properties, Inc., dated November 2, 2011, announcing the closing of its underwritten public offering of 1,500,000 shares of its common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

November 2, 2011	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors